Southern Community Financial Corporation
Announces Results for the Second Quarter 2009

Winston-Salem, NC – (MARKET WIRE) 7/23/2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported second quarter 2009 results.

Financial Highlights

•	Net loss of $3.3 million or $0.20 per share
•	Net interest margin for second quarter 2009 increased four basis points to 3.05% from 3.01% in first quarter 2009
•	Provision for loan losses of $6.0 million, an increase of $2.0 million, compared to $4.0 million in first quarter 2009
•	Net charge-offs were 1.85% of average loans, up from 1.09% in the first quarter
•
Allowance for loan losses of $19.4 million or 1.55% of loans at June 30, 2009 compared to $19.3 million or 1.49% of loans at March 31, 2009.  Allowance coverage of nonperforming loans increased to 109% at June 30, 2009 compared to 95% at March 31, 2009.

•	Nonperforming loans decreased to $17.9 million or 1.43% of loans at June 30, 2009 from $20.3 million or 1.56% of loans at March 31, 2009
•	Nonperforming assets increased to $35.7 million or 2.07% of total assets at June 30, 2009 from $31.0 million or 1.73% of total assets at March 31, 2009
•
Non-interest income increased $182 thousand or 6% on a linked quarter basis, excluding $1.0 million Lehman write-off and $500 thousand gain on sale of investment securities in second quarter and $404 thousand write-off of our equity investment in Silverton Bank in the first quarter

Net loss after preferred dividends amounted to $3.3 million or $0.20 per diluted common share in the second quarter of 2009 and included an increased provision for loan losses ($6.0 million), a $1.0 million write-off of collateral held by Lehman Brothers as the counterparty in certain derivative contracts and $1.1 million sequential increase in FDIC insurance premiums.

“The increases in our provision for loan losses and net charge-offs for the second quarter were a direct result of our aggressive efforts to work through and effectively resolve troubled assets,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “This quarter’s charge-off activity continues to be primarily related to our residential construction and development loans which remain adversely impacted by the persistently slow market for newly constructed homes.  We are encouraged by the recent trends in our loan delinquencies, which have decreased over the past five months.  As a result our nonperforming loans have decreased to $17.9 million, or 1.43% of loans, at June 30, 2009 compared with $20.3 million, or 1.56% of loans, at March 31, 2009.  As expected, our second quarter results were impacted by this increased provision for loan losses and the expenses associated with managing our loan portfolio and foreclosed properties.”

“Despite the difficult credit cycle Southern Community’s core bank continues to operate well.  The company-wide focus on deposit gathering and pricing discipline on loans contributed to the net interest margin expansion of four basis points to 3.05%.  For example, we successfully increased lower cost non-interest bearing deposits by 5% over the first quarter, and reduced higher cost CD balances by 9% during the same time period.”

“During the second half of 2009, we believe there will be more opportunities to decrease our cost of funds, improve our net interest margin and increase overall profitability.  While loan demand remains slow in this weakened economy, we believe that it is likely to increase in the second half of 2009 based on recent trends we are seeing across our markets.  Southern Community remains strong in terms of capital and liquidity and is well positioned to weather this economic storm.  Our Board and management team are dedicated to working through these challenges and to capitalizing on the outstanding opportunities that lie ahead.”

Asset Quality

Nonperforming loans decreased to $17.9 million, or 1.43% of total loans, at June 30, 2009 from $20.3 million, or 1.56% of total loans, at March 31, 2009.  Second quarter net charge-offs of $5.9 million, or 1.85% of average loans on an annualized basis, increased from $3.5 million, or 1.09% of average loans annualized, in the first quarter 2009.  Nonperforming assets increased to $35.7 million, or 2.07% of total assets, at June 30, 2009 from $31.0 million, or 1.73% of total assets, at March 31, 2009 due to the influx of foreclosed assets during the quarter.  Nonperforming loans, nonperforming assets and net charge-off activity continue to be predominantly related to residential construction and development lending as 72% of nonperforming loans, 76% of nonperforming assets and 70% of net charge-offs originated from this segment of the loan portfolio.

The provision for loan losses of $6.0 million for the second quarter increased $2.0 million compared to the $4.0 million first quarter 2009 provision and increased $2.5 million compared to $3.5 million provision for second quarter 2008.

Net Interest Income

Net interest income of $12.6 million for the second quarter 2009 increased by 1% compared with $12.5 million in the first quarter 2009; however, it increased 7% over the $11.8 million in the second quarter 2008.  The net interest margin of 3.05% for the second quarter 2009 increased four basis points from 3.01% for the first quarter 2009 and increased seven basis points from 2.98% in the second quarter 2008.  The sequential increase in net interest income resulted from the impact of deposits and borrowings repricing lower to a greater extent than interest earning assets.  This favorable rate variance was partially offset by a decrease of $26.9 million in average earning assets during the second quarter 2009 compared with the first quarter 2009.  Quarter end loan balances decreased $46.3 million, or 4%, from March 31, 2009.  This decrease in loans was due to a slowdown in loan demand as some of our primary customers are deleveraging and taking a more conservative stance toward borrowing during these difficult economic times.

Non-interest Income

Non-interest income of $2.7 million during the second quarter 2009 increased by $86 thousand or 3% compared with the first quarter 2009 primarily resulting from increases in mortgage banking income from increased refinance activity, gains on sales of investment securities and service charge income.  These increases were partially offset by the $1.0 million write-off of the value of collateral held by Lehman as the counterparty for certain derivative contracts terminated in the third quarter 2008 as well as decreases in wealth management income on lower transaction activity and decreases in SBIC income.  Excluding the $1.0 million Lehman write-off (as disclosed under “gain (loss) and net cash settlement on economic hedges” in attached summary income statement), a $500 thousand gain on the sale of investment securities in the second quarter, and a $404 thousand write-off of an equity investment in Silverton Bank in the first quarter, non-interest income increased $182 thousand or 6% compared with the first quarter.

Non-interest Expenses

Non-interest expenses of $13.8 million during the second quarter 2009 increased $2.7 million, or 24%, on a linked quarter basis, excluding the goodwill impairment charge of $49.5 million taken in the first quarter 2009, and increased $3.1 million or 29% year-over-year.  The sequential increase in non-interest expenses was primarily due to $1.1 million increase in FDIC deposit insurance (approximately $800 thousand of which was the FDIC special assessment), $472 thousand in prepayment penalties on early extinguishment of FHLB advances, $347 thousand in OREO writedowns, $370 thousand increase in buyer incentives to purchasers of bank-financed builder housing inventory and increases in commissions on increased mortgage activity.  Staffing for our new Asheville location and associated expenses for marketing efforts focused on deposit gathering also contributed.

Balance Sheet

As of June 30, 2009, total assets amounted to $1.73 billion, representing a decrease of $45.0 million, or 3% year-over-year; however, excluding the $49.5 million goodwill impairment charge taken in the first quarter 2009, total assets increased $4.4 million or 0.3% year-over-year.  On a linked quarter basis, total assets decreased $63.1 million or 4%.  As mentioned above, the loan portfolio decreased by $46.3 million or 4% sequentially during the second quarter 2009 due to a slowdown in loan demand.  Total deposits of $1.25 billion at June 30, 2009 increased $36.5 million or 3% year-over-year.  During the second quarter 2009, deposits decreased $74.3 million or 6% compared with the March 31, 2009 level.  Time deposits decreased $68.9 million in the second quarter as a result of active liability management through pricing with an emphasis on improving our funding mix and lowering our funding cost.

At June 30, 2009, stockholders’ equity of $133.7 million represented 7.74% of total assets.  Stockholders’ equity decreased $4.5 million or 3% from $138.2 million at March 31, 2009.  Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Conference Call

Southern Community’s executive management team will host a conference call on July 24, 2009, at 9:30 AM Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-440-5791 or 1-719-325-4846 and entering pass code 9324808.  A replay of the conference call can be accessed until 11:59 pm on August 7, 2009, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 9324808.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
Income Statement	2009	2009	2008	2008	2008	2009	2008

Total Interest Income	$22,451	$22,744	$24,278	$24,412	$23,727	$45,195	$48,052
Total Interest Expense	9,872	10,285	11,459	12,553	11,947	20,157	25,270
Net Interest Income	12,579	12,459	12,819	11,859	11,780	25,038	22,782

Provision for Loan Losses	6,000	4,000	2,360	1,350	3,530	10,000	4,455

Net Interest Income after Provision for Loan Losses	6,579	8,459	10,459	10,509	8,250	15,038	18,327

Non-Interest Income
Service Charges on Deposit Accounts	1,543	1,444	1,487	1,491	1,475	2,987	2,881
Income from mortgage banking activities	760	416	233	219	358	1,176	842
Investment brokerage and trust fees	212	296	147	285	335	508	706
SBIC income (loss) and management fees	(43)	238	89	39	82	195	(68)
Gain (Loss) on Sale of Investment Securities	500	1	98	—	—	501	—
Gain (Loss) and Net Cash Settlement on Economic Hedges	(912)	(22)	—	(440)	330	(934)	1,374
Other Income	613	214	464	483	518	827	952
Total Non-Interest Income	2,673	2,587	2,518	2,077	3,098	5,260	6,687

Non-Interest Expense
Salaries and Employee Benefits	5,897	5,530	5,088	5,535	5,621	11,427	11,415
Occupancy and Equipment	1,990	2,034	1,930	1,854	1,931	4,024	3,895
Goodwill Impairment	—	49,501	—	—	—	49,501	—
Other	5,897	3,519	3,635	2,815	3,120	9,416	5,922
Total Non-Interest Expense	13,784	60,584	10,653	10,204	10,672	74,368	21,232

Income (Loss) Before Taxes	(4,532)	(49,538)	2,324	2,382	676	(54,070)	3,782
Provision for Income Taxes	(1,845)	(214)	766	754	73	(2,059)	1,114

Net Income (Loss)	$(2,687)	$(49,324)	$1,558	$1,628	$603	$(52,011)	$2,668

Effective dividend on preferred stock	633	627	185	—	—	1,260	—

Net income (loss) available to common shareholders	$(3,320)	$(49,951)	$1,373	$1,628	$603	$(53,271)	$2,668

Net Income (Loss) per Common Share
Basic	$(0.20)	$(2.98)	$0.08	$0.09	$0.03	$(3.17)	$0.15
Diluted	$(0.20)	$(2.98)	$0.08	$0.09	$0.03	$(3.17)	$0.15

Balance Sheet	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008

Assets
Cash and due from Banks	$27,265	$28,268	$25,215	$27,453	$37,576
Federal Funds Sold & Int Bearing Balances	1,496	17,891	2,180	2,605	3,607
Investment Securities	333,722	345,861	324,698	302,905	306,666
Federal Home Loan Bank Stock	9,794	10,178	9,757	10,208	9,670

Loans held for sale	8,068	6,044	316	920	2,106

Loans	1,251,200	1,297,489	1,314,811	1,323,360	1,285,014
Allowance for Loan Losses	(19,390)	(19,314)	(18,851)	(17,929)	(17,499)
Net Loans	1,231,810	1,278,175	1,295,960	1,305,431	1,267,515

Bank Premises and Equipment	42,006	40,622	40,030	39,264	39,672
Goodwill	—	—	49,501	49,792	49,792
Other Assets	72,548	62,695	56,121	59,283	55,101

Total Assets	$1,726,709	$1,789,734	$1,803,778	$1,797,861	$1,771,705

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$103,205	$98,618	$102,048	$104,988	$114,685
Money market, savings and NOW	469,799	479,797	475,772	523,949	560,094
Time	680,875	749,728	655,292	634,037	542,622
Total Deposits	1,253,879	1,328,143	1,233,112	1,262,974	1,217,401

Borrowings	330,218	314,400	373,213	378,500	401,667
Accrued Expenses and Other Liabilities	8,913	8,982	9,743	13,549	10,747
Total Liabilities	1,593,010	1,651,525	1,616,068	1,655,023	1,629,815

Total Stockholders' Equity	133,699	138,209	187,710	142,838	141,890

Total Liabilities and Stockholders' Equity	$1,726,709	$1,789,734	$1,803,778	$1,797,861	$1,771,705

Tangible Book Value per Common Share	$5.47	$5.74	$5.76	$5.29	$5.23

As of or for the
As of or for the three months ended	Six Months Ended
Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
2009	2009	2008	2008	2008	2009	2008

Per Common Share Data:
Basic Earnings per Share	$(0.20)	$(2.98)	$0.08	$0.09	$0.03	$(3.17)	$0.15
Diluted Earnings per Share	$(0.20)	$(2.98)	$0.08	$0.09	$0.03	$(3.17)	$0.15
Tangible Book Value per Share	$5.47	$5.74	$5.76	$5.29	$5.23	$5.47	$8.17
Cash dividends paid	$—	$—	$0.040	$0.040	$0.040	$—	$0.080

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-0.59%	-10.90%	0.34%	0.36%	0.51%	-5.83%	0.32%
Return on Average Equity (annualized) ROE	-5.80%	-106.68%	4.01%	4.57%	5.84%	-64.69%	3.75%
Return on Tangible Equity (annualized)	-5.83%	-145.53%	5.98%	7.13%	9.12%	-76.72%	5.82%
Net Interest Margin	3.05%	3.01%	3.10%	2.88%	2.98%	3.03%	2.98%
Net Interest Spread	2.84%	2.78%	2.88%	2.67%	2.67%	2.81%	2.72%
Non-interest Income as a % of Revenue	17.53%	17.19%	16.42%	14.90%	24.60%	17.36%	22.69%
Non-interest Income as a % of Average Assets	0.59%	0.57%	0.55%	0.45%	0.89%	0.59%	0.80%
Non-interest Expense to Average Assets	3.05%	13.39%	2.35%	2.27%	2.61%	8.33%	2.54%
Efficiency Ratio	90.38%	402.66%	69.46%	73.22%	72.37%	245.46%	72.05%

Asset Quality:
Nonperforming Loans	$17,851	$20,251	$14,433	$12,007	$12,796	$17,851	$12,796
Nonperforming Assets	$35,732	$31,049	$20,178	$15,086	$14,210	$35,732	$14,210
Nonperforming Loans to Total Loans	1.43%	1.56%	1.10%	0.91%	1.00%	1.43%	100.00%
Nonperforming Assets to Total Assets	2.07%	1.73%	1.12%	0.84%	0.80%	2.07%	0.80%
Allowance for Loan Losses to Period-end Loans	1.55%	1.49%	1.43%	1.35%	1.36%	1.55%	1.36%
Allowance for Loan Losses to Nonperforming Loans (X)	1.09	x	0.95	x	1.31	x	1.49	x	1.37	x	1.09	x	1.37	x
Net Charge-offs to Average Loans (annualized)	1.85%	1.09%	0.43%	0.28%	0.28%	1.47%	0.20%

Capital Ratios:
Equity to Total Assets	7.74%	7.72%	10.41%	7.94%	8.01%	7.74%	8.01%
Tangible Equity to Total Tangible Assets (1)	5.32%	5.39%	5.51%	5.26%	5.28%	5.32%	5.28%

Average Balances:
Year to Date
Interest Earning Assets	$1,665,784	$1,679,293	$1,588,542	$1,569,306	$1,535,388
Total Assets	1,800,376	1,834,575	1,738,868	1,717,357	1,680,842
Total Loans	1,295,913	1,310,679	1,279,041	1,264,744	1,238,843
Equity	162,126	187,512	145,754	142,800	143,282
Interest Bearing Liabilities	1,525,524	1,535,956	1,474,539	1,456,848	1,421,227

Quarterly
Interest Earning Assets	$1,652,424	$1,679,293	$1,645,832	$1,636,404	$1,586,068
Total Assets	1,815,510	1,834,575	1,802,934	1,789,593	1,736,520
Gross Loans	1,281,309	1,310,679	1,321,621	1,315,983	1,257,886
Equity	185,976	187,512	154,552	141,846	144,374
Interest Bearing Liabilities	1,515,206	1,535,956	1,527,227	1,527,316	1,474,186

Weighted Average Number of Shares Outstanding
Basic	16,791,340	16,780,058	17,369,765	17,369,925	17,354,298	16,785,730	17,356,875
Diluted	16,791,340	16,780,058	17,398,432	17,416,675	17,401,298	16,785,730	17,401,444
Period end outstanding shares	16,793,175	16,793,175	16,769,675	17,370,175	17,370,175	16,793,175	17,370,175

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.